Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Transaction Systems Architects, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-86052 and 333-49804) on Form S-3, and in the registration statements (Nos. 333-123263, 333-113550, 333-88024, 333-88020, 333-59630, 333-59632, 333-53504, 333-33728, 333-73027, 333-22473, 33-93900, and 333-2594) on Form S-8 of Transaction Systems Architects, Inc. of our report dated December 12, 2005 with respect to the consolidated balance sheets of Transaction Systems Architects, Inc. and subsidiaries as of September 30, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005, and the effectiveness of internal control over financial reporting as September 30, 2005, which reports appear in the September 30, 2005 Annual Report to Stockholders on Form 10-K of Transactions Systems Architects, Inc.

Our report dated December 12, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of September 30, 2005, contains an explanatory paragraph that states our audit of internal control over financial reporting of the Company excludes the internal controls over financial reporting of the acquired business of S2 Systems, Inc.

/s/ KPMG LLP

Omaha, Nebraska
December 13, 2005